STRADLEY RONON STEVENS & YOUNG, LLP
                         2600 One Commerce Square
                  Philadelphia, Pennsylvania  19103-7098
                              (215) 564-8000




Direct Dial: (215) 564-8074




                             February 26, 1996




Delaware Group Premium Fund, Inc.
One Commerce Square
Philadelphia, Pa.  19103

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "1940 Act"), Delaware Group Premium Fund, Inc. (referred to herein as the "Company"), a Maryland corporation, intends to file a Rule 24f-2 Notice with the United States Securities and Exchange Commission in connection with the sale of shares of six of the Company's series to qualified insurance product purchasers. The Notice will report that during the period beginning January 1, 1995 and ending December 31, 1995, the Company sold shares of common stock of its Equity/Income Series, High Yield Series, Capital Reserves Series, Multiple Strategy Series, Money Market Series, Growth Series, International Equity Series, Emerging Growth Series, and its Value Series with an aggregate public offering price of $135,618,178 (not including $15,952,845 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table) in each instance pursuant to Rule 24f-2. The Notice will be filed to make definite the registration of the shares of common stock sold by the Company under the Securities Act of 1933 (the "1933 Act") pursuant to the Rule. You have also informed us that all of such shares were issued to qualified insurance product purchasers in accordance with the provisions relating thereto in the registration statement of the Company under the 1933 Act as such registration statement was currently in effect during the period.

          We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation and Articles Supplementary of the Company; its By-Laws; the registration statements under the 1940 and 1933 Acts and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of common stock of the nine series of the Company described in the Rule 24f-2 Notice as having been sold pursuant to the Rule during the period were fully paid, non-assessable and legally issued shares of common stock of the Company.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's registration statement under the 1933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP



                         By:  /S/STEVEN M. FELSENSTEIN
                              ------------------------
                              Steven M. Felsenstein
                              A Partner



SMF/nlk




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